Exhibit (2)(h)(iii)

FORM OF

WHOLESALING AGREEMENT

THIS WHOLESALING AGREEMENT (the “Agreement”) dated as of _____, 2014 (the “Effective Date”) is by and between _________________________(“Wholesaler”), with its principal office and place of business at ____________________ and Foreside Fund Services, LLC (“Distributor”), with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (collectively, the “Parties”).

WHEREAS, Distributor has been engaged by The Pennant 504 Fund (the “Fund”) to serve as the Fund’s distributor and principal underwriter pursuant to a Distribution Agreement by and between Distributor and the Fund dated as of May 15, 2014  and approved by the Fund’s Board of Trustees (the “Distribution Agreement”); and

WHEREAS, Wholesaler desires to be appointed by Distributor to provide wholesale marketing and marketing consulting services with regard to the Fund.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	APPOINTMENT

Distributor hereby appoints Wholesaler to provide certain wholesale marketing and marketing consulting services with regard to the Fund for the period and on the terms set forth in this Agreement and Wholesaler hereby accepts such appointment and, in connection with such appointment, agrees to provide such services on the terms and conditions set forth in this Agreement, subject to applicable laws.

2.	WHOLESALER SERVICES AND DUTIES

(i)
Wholesaler shall market the Fund to entities including, but not limited to, broker-dealers and investment advisers that make investments in the Fund on behalf of their customers (“Financial Intermediaries”) utilizing in person, written, electronic or telephonic communication with a view to providing information regarding, and increasing the Financial Intermediaries’ awareness of, the Fund with the ultimate goal of having the Financial Intermediaries sell the Fund.  Such communication shall be subject to review and approval of Distributor and Distributor shall be responsible for filing all marketing materials with the Financial Industry Regulatory Authority (“FINRA”), as required.

(ii)
Wholesaler may also market the Fund to credit unions, institutional investors and natural person investors (collectively, “Potential Investors”).  Wholesaler shall not market the Fund or sell shares of the Fund to any bank or other institution subject to the Community Reinvestment Act of 1977, as amended, or other entities for which Distributor has provided prior written notice to Wholesaler, without the prior written consent of Distributor.

(iii)
Wholesaler shall comply with all applicable laws, rules and regulations of regulatory authorities (including self-regulatory organizations) having jurisdiction over the activities contemplated by this Agreement, and shall fully comply with all policies and procedures of the Fund and Distributor provided to Wholesaler that are applicable to the services it is providing under this Agreement.

(iv)
In performing marketing services with respect to the Fund, neither Wholesaler nor any registered representative supervised by Wholesaler (each a “Wholesaler Representative”) shall make any representations concerning or provide any information regarding the Fund, except those consistent with the Fund’s Prospectus and Statement of Additional Information (“SAI”) as filed with the Securities and Exchange Commission (the “Commission”) (as amended or supplemented from time to time) and printed information issued by the Fund as advertising or information supplemental to the Prospectus.

(v)
Wholesaler shall not, nor shall any Wholesaler Representative, use any materials whatsoever relating to the Fund, including but without limitation, written, electronic, audio or visual sales materials, unless approved in writing by Distributor.

(vi)
Wholesaler shall promptly notify Distributor of any oral or written Fund shareholder complaint received by, or notice of any regulatory investigation or proceeding brought against, Wholesaler or any Wholesaler Representative the scope of which includes any activities undertaken, or similar to those undertaken, in connection with this Agreement.

3.	DUTIES OF THE PARTIES; DELIVERY OF DOCUMENTS

(i)
The Parties hereto shall perform all duties set forth herein in compliance with all applicable laws (including state and federal securities laws) as well as the laws, rules, and/or regulations of the securities exchanges and all other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over them.  Without limiting the foregoing, the Parties agree to cooperate with one another in marketing the Fund.

(ii)	Contemporaneous with the effective date of this Agreement, Distributor shall deliver, or cause to be delivered, to Wholesaler copies of the following documents:

a.	the Prospectus and SAI for the Fund as filed with the Commission;

b.	marketing materials approved by Distributor and authorized for use by Wholesaler;

c.	any relevant policies and procedures adopted by the Fund or its service providers that are applicable to the services provided by Wholesaler; and

d.	any other documents, materials or information that Wholesaler shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(iii)
In the event there is a change in the law, rules or regulations related to or affecting the services provided under this Agreement, Wholesaler shall begin complying with the requirements thereof as soon as such change is effective or enforceable.  If such requirements are materially different or more burdensome than the current requirements, the Parties shall agree to mutually acceptable policies and procedures for such requirements.

4.	TERMS AND TERMINATION

(i)	This Agreement shall become effective on the Effective Date and shall continue in effect until terminated as provided for herein.

(ii)	This Agreement shall automatically terminate upon termination of the Distribution Agreement, and Distributor agrees to notify Wholesaler promptly upon termination of said Distribution Agreement.

(iii)
This Agreement may be terminated (a) by Distributor at any time without penalty upon sixty (60) days’ written notice to Wholesaler (which notice may be waived by Wholesaler); or (b) by Wholesaler at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor).

(iv)
Either Party upon (10) business days’ written notice to the other Party may terminate this Agreement for cause, which shall mean any violation by the other Party of applicable laws, any material breach of this Agreement by such other Party, or any willful misconduct of a Party, unless such violation, breach or misconduct has been cured within such ten (10) day period.  Upon effectiveness of termination, Wholesaler shall immediately cease to perform any services hereunder and shall not be authorized to act on Distributor’s behalf in any way, unless directed otherwise by Distributor.

(v)	Notwithstanding the termination of this Agreement, the provisions of Section 11 shall survive such termination.

5.	COMPENSATION

For provision of the services pursuant to this Agreement, Wholesaler shall be entitled the compensation set forth on Exhibit A hereto.

6.	EXPENSES

Except as expressly set forth below or otherwise agreed to by the Parties, each of the Parties shall bear their own expenses in connection with this Agreement.  Wholesaler will pay travel expenses for any Wholesaler Representatives assisting in the promotion of the Fund.

7.	EXCLUSIVITY

During the Term of this Agreement, Wholesaler shall not, directly or indirectly, engage any other third party to provide a marketing program with respect to the Fund without the prior written consent of Distributor, which consent may not be unreasonably withheld.

8.	REPRESENTATIONS AND WARRANTIES BY WHOLESALER

Wholesaler covenants, represents and warrants as follows:

(i)
Wholesaler is a duly organized, validly existing limited liability company in good standing under the laws of ___________, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer in the jurisdictions listed on Exhibit B hereto.  Wholesaler will not perform, or permit any Wholesaler Representative to perform, any obligations hereunder in any jurisdiction not listed on Exhibit B until Wholesaler’s registration or licensing as a broker-dealer in such jurisdiction shall have been approved and Wholesaler shall have notified Distributor of such approval.

(ii)
Subject to subsection (i) of this Section 8, Wholesaler and all Wholesaler Representatives have all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be required to perform its and their obligations under this Agreement.

(iii)	The performance of the obligations under this Agreement by Wholesaler and/or any Wholesaler Representative will not conflict with, violate the terms of, or constitute a default under

a.	Wholesaler’s organizational documents;

b.
any other agreement or instrument to which Wholesaler, or any Wholesaler Representative is a party or by which Wholesaler or any Wholesaler Representative is bound or to which any of the property or assets of Wholesaler or any Wholesaler Representative is subject; or

c.	any order, rule, law, regulation or other legal requirement applicable to Wholesaler or any Wholesaler Representative or to the property or assets of Wholesaler or any Wholesaler Representative.

(iv)
There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Wholesaler or any principal of Wholesaler or any Wholesaler Representative in a material way, or their ability to provide services hereunder, before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal thereof or any Wholesaler Representative is a party, or to which any asset of Wholesaler or any Wholesaler Representative is subject.  Neither Wholesaler nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Wholesaler’s or any Wholesaler Representative’s business in a material way or its or their ability to provide services hereunder.

(v)
Wholesaler will notify Distributor promptly in the event it receives notice or becomes aware of any information that it or any Wholesaler Representative may have violated any applicable federal or state law, rule or regulation arising out of its activities under this Agreement, or which may otherwise affect in any material way its or any Wholesaler Representative’s ability to act in accordance with the terms of this Agreement.

(vi)	Wholesaler will comply in all material respects with all of the terms and provisions of, and will notify Distributor immediately of any breach by it of, this Agreement.

(vii)
Wholesaler and its directors, manager, officers, agents and employees have the expertise to perform their duties under this Agreement, and will use commercially reasonable efforts to market the Fund to Financial Intermediaries and other Potential Investors and to present information about the Fund to Financial Intermediaries and other Potential Investors in a professional and accurate manner and in no way that is materially misleading.

(viii)
Wholesaler has appropriate procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

The covenants, representations and warranties of this Section 8 shall be continuing during the term of this Agreement and any renewals hereof, and Wholesaler shall promptly, and in any event, within five (5) business days, notify Distributor if at any time any such representation or warranty shall become inaccurate for any reason.

9.	REPRESENTATIONS AND WARRANTIES BY DISTRIBUTOR

Distributor represents and warrants as follows:

(i)
Distributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer under all applicable laws, except where the failure to be licensed or registered will not have a material adverse effect on its ability to conduct its business.

(ii)	The performance of the obligations under this Agreement by Distributor will not conflict with, violate the terms of, or constitute a default under

a.	Distributor’s organizational documents;

b.	any other agreement or instrument to which Distributor is a party or by which Distributor is bound or to which any of the property or assets of Distributor is subject; or

c.	any order, rule, law, regulation or other legal requirement applicable to Distributor or to the property or assets of Distributor.

(iii)
There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Distributor or any principal thereof in a material way before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which Distributor or any principal thereof is a party, or to which any asset of Distributor is subject.  Neither Distributor nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Distributor in a material way.

The representations and warranties of this Section 9 shall be continuing during the term of this Agreement and any renewals hereof, and Distributor shall promptly, and in any event, within five (5) business days, notify Wholesaler if at any time any such representation or warranty shall become inaccurate for any reason.

10.	SEVERABILITY AND ENFORCEABILITY

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provisions of this Agreement shall, nevertheless, remain in full force and effect.

11.	INDEMNIFICATION

(i)
Each Party to this Agreement (“Indemnitor”) agrees to indemnify, defend, and hold the other (the “Indemnitee”) harmless against any and all losses, damages, claims, actions, suits, judgments, liabilities, costs and expenses, including reasonable attorney’s fees and other reasonable legal expenses (collectively “Losses”), arising out of or in connection with:

a.	the Indemnitor’s negligence or willful misconduct;

b.	the breach of any obligation, representation or warranty pursuant to this Agreement by Indemnitor;

c.	any failure by Indemnitor to comply with applicable laws or regulations in connection with this Agreement; or

d.	any material breach of this Agreement by Indemnitor, including Losses asserted against the Indemnitor by the Indemnitee;

provided that indemnification shall not apply to the extent any such Loss results from the Indemnitee’s own negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement.

(ii)
If any legal proceeding is instituted or any claim is asserted by any third party with respect of which an Indemnitee may seek indemnification from the Indemnitor, the Indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to the Indemnitor.  The Indemnitor may, at its option, settle or defend such proceeding, action or claim at its expense provided that any such settlement shall contain a full and final release of Indemnitee without an admission of fault or wrongdoing on the part of Indemnitee. The Indemnitor shall select counsel of its choice, which shall be approved by the Indemnitee such approval not to be unreasonably withheld.  The Indemnitee shall have the right, at its option and at the expense of the Indemnitor, to separate counsel in such Loss and to participate in the defense thereof, but if the Indemnitor has exercised its option to defend such proceeding action or claim and is providing adequate representation and defense and there is no conflict of interest or additional or inconsistent defense available to the Indemnitee then the fees and expenses of separate counsel shall be at the expense of the Indemnitee.  An Indemnitee shall not be liable for the settlement of any proceeding, action or claim affected without its participation and consent, which consent shall not be unreasonably withheld.

(iii)	A Party to this Agreement shall not be liable to the other Party(s) for consequential, special or indirect damages under any provision of this Agreement.

12.	WAIVER

No waiver by any Party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

13.	AMENDMENT

This Agreement is the entire Agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by each Party hereto.

14.	GOVERNING LAW AND BINDING EFFECT

The validity, construction, interpretation or performance of this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed within that state (excluding the conflict of laws provisions thereof).

15.	ASSIGNMENT

This Agreement may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties’ representatives, successors, heirs, and permitted assigns, as applicable.  A change in control shall not be construed to be an assignment.

16.	NOTICES

All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by personal delivery or overnight commercial courier or by certified or registered first-class mail, postage prepaid, return receipt requested, to the Party entitled to such notice by the other Party to this Agreement.  Any notice shall be deemed given on the date it is received by the Parties to whom it is addressed.  As of the date of this Agreement, all correspondences shall be sent to the following addresses:

If to Wholesaler:

Telephone:
Facsimile:

If to Distributor:
FORESIDE FUND SERVICES, LLC
Attention:  Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101
Phone:  (207) 553-7110
Facsimile:  (207) 553-7151

17.	COUNTERPARTS

This Agreement may be executed by facsimile and in one or more counterparts each of which shall constitute an original but all which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Wholesaler

By:
Print Name:
Title:

Foreside Fund Services, LLC

By:
Mark Fairbanks, President

Exhibit A

Compensation

In consideration for the services provided by Wholesaler pursuant to this Agreement, the Distributor shall pay to Wholesaler the full amount of the front-end sales load fee of up to 2.00% of the aggregate purchase price of the Fund shares sold to any Fund investors during the Fund’s offering period, as set forth in the Registration Statement but only after and to the extent that the Distributor has received such sales load from the Fund.

Exhibit B

Wholesaler Registration Jurisdictions